Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Commvault Announces Fiscal 2023 Third Quarter Financial Results

Third quarter highlights include:

Third quarter
GAAP Results:
Revenues	$195.1 million
Income from Operations (EBIT)	$5.0 million
EBIT Margin	2.6%
Diluted Loss Per Share	$(0.01)

Non-GAAP Results:
Income from Operations (EBIT)	$38.5 million
EBIT Margin	19.7%
Diluted Earnings Per Share	$0.62

Tinton Falls, N.J. – January 31, 2023 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2022.

"We remain confident that customers will continue to recognize Commvault’s products and services as a critical component to keep their data safe and simplify their journey to the cloud,” said Sanjay Mirchandani, President and CEO. “As we navigate through current macro conditions, we are committed to our philosophy of responsible growth.”

Total revenues for the third quarter of fiscal 2023 were $195.1 million, a decrease of 4% year over year. On a year over year constant currency basis, total revenue growth would have been 1%. Total recurring revenue was $167.1 million, an increase of 2% year over year. On a year over year constant currency basis, total recurring revenue growth would have been 7%. Recurring revenue represented 86% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $640.7 million as of December 31, 2022, up 14% year over year. On a year over year constant currency basis, ARR growth would have been 18%, driven by continued strength in Metallic. Combined Subscription and Metallic ARR now represents approximately 70% of total ARR.

Software and products revenue was $89.6 million, a decrease of 9% year over year due to a weaker than forecasted enterprise market and execution on close rates, with a 14% decrease in larger deals (deals with greater than $0.1 million in software and products revenue). On a year over year constant currency basis, software and products revenue would have declined 5%. Americas software and products revenue declined 20%. Our International software and products revenues increased 6% year over year, which would have been 17% on a constant currency basis.

Larger deal revenue represented 72% of our software and products revenue in the three months ended December 31, 2022. The number of larger deal revenue transactions was 206 for the three months ended December 31, 2022, compared to 225 for the three months ended December 31, 2021. The average dollar amount of larger deal revenue transactions was approximately $312,000, representing a 6% decrease from the prior year.

Services revenue in the quarter was $105.5 million, an increase of 2% year over year. The year over year increase in revenue was driven by Metallic. On a year over year constant currency basis, services revenue would have increased 7%.

On a GAAP basis, income from operations (EBIT) was $5.0 million for the third quarter compared to $12.4 million in the prior year. During the third quarter, we incurred $9.2 million of restructuring charges related to headcount reductions. Non-GAAP EBIT was $38.5 million in the quarter compared to $43.1 million in the prior year. The year over year decline in non-GAAP EBIT was primarily attributable to the decline in software and products revenue.

Operating cash flow increased 13% to $30.2 million for the third quarter of fiscal 2023 compared to $26.8 million of operating cash flow in the prior year quarter. The increase was driven by deferred revenue growth.

During the third quarter of fiscal 2023, Commvault repurchased approximately 507,000 shares of its common stock totaling $31.3 million at an average price of approximately $61.87 per share. Total cash was $273.5 million as of December 31, 2022 compared to $267.5 million as of March 31, 2022.

On January 19, 2023, the Board of Directors approved a plan to sell Commvault's owned corporate headquarters in Tinton Falls, New Jersey. Subsequently, Commvault entered into an agreement to sell the property for $40.0 million. The agreement includes a due diligence period for the buyer, is contingent on receiving approvals from certain government agencies, and includes other customary closing conditions. The sale will likely close in the first half of fiscal 2024. Upon closing of the transaction, Commvault plans to enter into a lease for a portion of the premises.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, restructuring costs, and the noncash amortization of intangible assets. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, January 31, 2023 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is a global leader in data management. Our Intelligent Data Services help your organization do amazing things with your data by transforming how you protect, store, and use it. We provide a simple and unified Data Management Platform that spans all your data – regardless of where it lives (on-premises, hybrid, or multi-cloud) or how it's structured (legacy applications, databases, VMs, or containers). Commvault solutions are available through any combination of software subscriptions, integrated appliances, partner-managed, or Software as a Service (SaaS) via our Metallic portfolio. Visit www.Commvault.com or follow us @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Software and products	$89,589	$98,575	$264,850	$255,998
Services	105,485	103,806	316,262	307,644
Total revenues	195,074	202,381	581,112	563,642
Cost of revenues:
Software and products	3,122	4,271	10,308	9,471
Services	31,416	25,692	90,289	72,341
Total cost of revenues	34,538	29,963	100,597	81,812
Gross margin	160,536	172,418	480,515	481,830
Operating expenses:
Sales and marketing	87,343	89,217	253,561	248,506
Research and development	32,505	39,257	109,671	113,118
General and administrative	23,983	29,132	76,512	80,919
Restructuring	9,228	—	11,360	2,082
Depreciation and amortization	2,459	2,451	7,631	7,084
Total operating expenses	155,518	160,057	458,735	451,709
Income from operations	5,018	12,361	21,780	30,121
Interest income	364	120	916	543
Interest expense	(105)	(19)	(315)	(19)
Other income (expense), net	123	564	(112)	564
Income before income taxes	5,400	13,026	22,269	31,209
Income tax expense	5,710	3,018	14,550	5,573
Net income (loss)	$(310)	$10,008	$7,719	$25,636
Net income (loss) per common share:
Basic	$(0.01)	$0.22	$0.17	$0.56
Diluted	$(0.01)	$0.21	$0.17	$0.54
Weighted average common shares outstanding:
Basic	44,712	45,242	44,738	45,720
Diluted	44,712	46,719	45,810	47,552

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$273,469	$267,507
Trade accounts receivable, net	215,464	194,238
Other current assets	17,747	22,336
Total current assets	506,680	484,081

Property and equipment, net	100,901	106,513
Operating lease assets	11,211	14,921
Deferred commissions cost	57,584	52,974
Intangible assets, net	2,604	3,542
Goodwill	127,780	127,780
Other assets	23,182	26,269
Total assets	$829,942	$816,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$459	$432
Accrued liabilities	104,078	121,837
Current portion of operating lease liabilities	4,031	4,778
Deferred revenue	282,614	267,017
Total current liabilities	391,182	394,064

Deferred revenue, less current portion	166,084	150,180
Deferred tax liabilities, net	728	808
Long-term operating lease liabilities	8,150	11,270
Other liabilities	3,782	3,929

Total stockholders’ equity	260,016	255,829
Total liabilities and stockholders’ equity	$829,942	$816,080

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities
Net income (loss)	$(310)	$10,008	$7,719	$25,636
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,801	2,769	8,656	8,027
Noncash stock-based compensation	24,645	28,533	81,067	76,793
Noncash change in fair value of equity securities	(122)	436	112	436
Amortization of deferred commissions cost	5,777	4,694	16,533	13,344
Changes in operating assets and liabilities:
Trade accounts receivable, net	(33,642)	(53,065)	(17,779)	(25,546)
Operating lease assets and liabilities, net	120	(265)	(61)	(809)
Other current assets and Other assets	3,443	2,174	2,982	(2,172)
Deferred commissions cost	(9,646)	(8,955)	(22,663)	(21,852)
Accounts payable	262	73	49	(120)
Accrued liabilities	11,501	22,659	(17,103)	(3,293)
Deferred revenue	25,343	17,733	41,807	19,564
Other liabilities	6	—	1,136	56
Net cash provided by operating activities	30,178	26,794	102,455	90,064
Cash flows from investing activities
Purchase of property and equipment	(805)	(1,335)	(2,186)	(3,328)
Purchase of equity securities	(168)	(821)	(1,961)	(3,527)
Other	—	500	—	500
Net cash used in investing activities	(973)	(1,656)	(4,147)	(6,355)
Cash flows from financing activities
Repurchase of common stock	(31,344)	(85,322)	(90,131)	(265,414)
Proceeds from stock-based compensation plans	1,933	427	9,292	23,688
Payment of debt issuance costs	—	(609)	(63)	(609)
Net cash used in financing activities	(29,411)	(85,504)	(80,902)	(242,335)
Effects of exchange rate — changes in cash	11,190	(1,750)	(11,444)	(4,920)
Net increase (decrease) in cash and cash equivalents	10,984	(62,116)	5,962	(163,546)
Cash and cash equivalents at beginning of period	262,485	295,807	267,507	397,237
Cash and cash equivalents at end of period	$273,469	$233,691	$273,469	$233,691

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$5,018	$12,361	$21,780	$30,121
Noncash stock-based compensation (1)	23,626	28,533	78,761	76,421
FICA and payroll tax expense related to stock-based compensation (2)	327	812	1,662	2,270
Restructuring (3)	9,228	—	11,360	2,082
Amortization of intangible assets (4)	312	—	938	—
Hedvig deferred payments	—	1,406	—	4,217
Non-GAAP income from operations	$38,511	$43,112	$114,501	$115,111

GAAP net income (loss)	$(310)	$10,008	$7,719	$25,636
Noncash stock-based compensation (1)	23,626	28,533	78,761	76,421
FICA and payroll tax expense related to stock-based compensation (2)	327	812	1,662	2,270
Restructuring (3)	9,228	—	11,360	2,082
Amortization of intangible assets (4)	312	—	938	—
Hedvig deferred payments	—	1,406	—	4,217
Gain on sale of equity method investment	—	(1,000)	—	(1,000)
Non-GAAP provision for income taxes adjustment (5)	(4,791)	(8,532)	(16,497)	(25,531)
Non-GAAP net income	$28,392	$31,227	$83,943	$84,095

Diluted weighted average shares outstanding	45,681	46,719	45,810	47,552
Non-GAAP diluted earnings per share	$0.62	$0.67	$1.83	$1.77

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Subscription software and products revenue	$69,861	$70,403	$207,493	$167,526
Perpetual software and products revenue	19,728	28,172	57,357	88,472
Total software and products revenue	$89,589	$98,575	$264,850	$255,998
Subscription as a % of total software and products revenue	78%	71%	78%	65%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Subscription software and products revenue	$69,861	$70,403	$207,493	$167,526
Recurring support and services revenue	97,206	94,038	288,641	279,797
Total recurring revenue	$167,067	$164,441	$496,134	$447,323
Percentage of total revenues	86%	81%	85%	79%

Perpetual software and products revenue	$19,728	$28,172	$57,357	$88,472
Non-recurring services revenue	8,279	9,768	27,621	27,847
Total non-recurring revenue	$28,007	$37,940	$84,978	$116,319
Percentage of total revenues	14%	19%	15%	21%

Total Revenue (6)	$195,074	$202,381	$581,112	$563,642

	Measures at period ending
	December 31, 2021	March 31, 2022	December 31, 2022 (8)
Annualized Recurring Revenue (7)	$561,226	$583,254	$640,731

	Three Months Ended December 31, 2022			Nine Months Ended December 31, 2022
	Americas	International (9)	Total	Americas	International (9)	Total
Software and Products Revenue	$46,020	$43,569	$89,589	$158,863	$105,987	$264,850
Customer Support Revenue	45,709	31,956	77,665	139,713	97,265	236,978
Other Services Revenue	16,378	11,442	27,820	48,331	30,953	79,284
Total Revenue	$108,107	$86,967	$195,074	$346,907	$234,205	$581,112

	Three Months Ended December 31, 2021			Nine Months Ended December 31, 2021
	Americas	International (9)	Total	Americas	International (9)	Total
Software and Products Revenue	$57,538	$41,037	$98,575	$153,510	$102,488	$255,998
Customer Support Revenue	50,163	35,844	86,007	153,244	109,185	262,429
Other Services Revenue	10,620	7,179	17,799	27,323	17,892	45,215
Total Revenue	$118,321	$84,060	$202,381	$334,077	$229,565	$563,642

	Three Months Ended December 31, 2022		Nine Months Ended December 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$89,589	$89,589	$264,850
Adjustment for currency impact	(1,023)	4,479	12,736
Non-GAAP software and products revenue on a constant currency basis (10)	$88,566	$94,068	$277,586

	Three Months Ended December 31, 2022		Nine Months Ended December 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$105,485	$105,485	$316,262
Adjustment for currency impact	(5)	5,317	16,342
Non-GAAP services revenue on a constant currency basis (10)	$105,480	$110,802	$332,604

	Three Months Ended December 31, 2022		Nine Months Ended December 31, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$195,074	$195,074	$581,112
Adjustment for currency impact	(1,028)	9,796	29,078
Non-GAAP total revenues on a constant currency basis (10)	$194,046	$204,870	$610,190

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Cost of services revenue	$1,383	$1,140	$3,852	$3,367
Sales and marketing	10,479	10,073	32,037	27,355
Research and development	5,988	9,127	23,022	24,722
General and administrative	5,776	8,193	19,850	20,977
Stock-based compensation expense	$23,626	$28,533	$78,761	$76,421

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)These restructuring charges relate primarily to severance and related costs associated with headcount reductions and stock-based compensation related to modifications of existing unvested awards granted to certain employees impacted by the restructuring plan.

(4)Represents noncash amortization of intangible assets.

(5)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(6)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in services revenue on Commvault’s consolidated statement of operations. This line also includes revenue from Metallic contracts.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in services revenue on Commvault’s consolidated statement of operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic revenue is recognized over time as services revenue.

(7)Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(8)The change in foreign exchange rates from September 30, 2022 to December 31, 2022 increased ARR by approximately $16 million.

(9)During the fourth quarter of fiscal 2022, Commvault combined the management of its EMEA and APJ field organizations into one International region (Europe, Middle East, Africa, Australia, India, Japan, Southeast Asia, China). The Americas region includes the United States, Canada, and Latin America.

(10)Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2023. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the tables above.